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                                                                   EXHIBIT 10.99

                          CONSULTING SERVICES AGREEMENT

          This Consulting Services Agreement ("Agreement") is entered into between EAST COAST POWER, L.L.C., its affiliates, officers, directors, employees, and representatives, having offices at 711 Louisiana Street, South Tower Pennzoil Building, 32nd Floor, Houston, Texas 77002 ("Company"), and JOSEPH M. BOLLINGER, having an office at 44 Bentwater Bay Circle, Montgomery, Texas 77356 ("Consultant"). The parties agree as follows:

1.        Term. The original Term of this Agreement ("Term") shall be a twelve
(12) month period commencing on February 5, 2000. This Agreement may be renewed or extended by written agreement of the parties.

2.        Services.

          a. Company engages Consultant to perform Services on matters relating to the operation and management of Company (the "Services"). During the first six (6) months of the Term, Consultant shall dedicate all of his available consulting time to performing the Services. During the second six (6) months of the Term, Consultant shall dedicate at least 25% of his available consulting time to performing the Services.

          b. Company enters into this Agreement based on Consultant's demonstrated ability to perform the Services. Consultant shall perform the Services in a good and workmanlike manner and in accordance with the highest industry standards. Consequently, Company will not provide Consultant with any training or instructions with respect to the Services. Similarly, Consultant is responsible for providing any equipment, materials, or supplies that Consultant determines is necessary to perform the Services. Consultant has all necessary licenses, permits, and registrations required to provide the Services.

          c. Consultant certifies that it will comply with all applicable laws, statutes, and regulations relating to providing the Services, including but not limited to, the Foreign Corrupt Practices Act, environmental laws, employment laws, safety regulations, securities laws and regulations, antitrust laws, intellectual property laws, and any other applicable laws, statutes, or regulations.

3.        Payment to Consultant.

          a. During the first six months of the Term, Company shall pay Consultant as follows:

                  (1)     Company shall pay Consultant $20,000.00 per month;

                  (2) In addition, for the first 520 hours of the initial six months of the Term, Company shall pay Consultant $120.00 per hour of Services provided. For each hour in excess of 520 hours in the initial six months of the Term, Company shall pay Consultant $300.00 per hour.

                  (3) Company shall reimburse Consultant for the cost of his parking while performing the Services.


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          b. During the second six months of the Term, Company shall pay
 Consultant as follows:

                  (1)     Company shall pay Consultant $5,000.00 per month;

                  (2) In addition, for the first 260 hours of the second six months of the Term, Company shall pay Consultant $240.00 per hour of Services provided. For each hour in excess of 260 hours in the second six months of the Term, Company shall pay Consultant $350.00 per hour.

          c. Consultant is responsible for payment of its own office expenses such as rent, utilities, telephone, office supplies, etc.; provided, however, that for the initial six months of the Term, Consultant may use office space in the ECP offices. In addition, Consultant will be provided with support items such as a personal computer, cellular phone, e-mail, etc. for the initial six months of the Term. If authorized and approved in advance by an officer of Company, Company will reimburse Consultant for out-of-pocket expenses actually incurred by Consultant in performance of the Services. Consultant shall submit to the Company a monthly statement setting forth the time spent, services rendered, and related expenses (with records, receipts, or other supporting evidence as may be requested by Company). Examples of acceptable forms of monthly statements may be provided at Consultant's request.

4. Confidentiality Of Company's Business. Consultant acknowledges that the business of Company is highly competitive and that Consultant may have access to Confidential Information relating to the business of Company. "Confidential Information" means and includes Company's confidential and/or proprietary information and/or trade secrets that have been developed or used and/or will be developed and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, by way of example and without limitation, the following: information regarding customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, type and amount of services used, credit and financial data, and/or other information relating to Company's relationship with that customer); pricing strategies and price curves; positions; plans and strategies for expansion or acquisitions; budgets; customer lists; research; weather data; financial and sales data; trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers' names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating Company; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; personnel information, including salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information. Consultant acknowledges that this Confidential Information constitutes a valuable, special, and unique asset of Company and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Company in maintaining its competitive position.

Consultant agrees that Consultant will not, at any time during or after the Term of this Agreement, make any unauthorized disclosure of any Confidential Information of Company, or make any use thereof, except in the carrying out of the Services. Consultant also agrees to preserve and protect the


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confidentiality of third party Confidential Information to the same extent, and on the same basis, as Company's Confidential Information.

5. Protection of Company's Business Interest. Without prior written approval of the President of the Company, Consultant agrees that Consultant will not directly or indirectly, for itself or for others: (a) consult, advise, counsel, or otherwise assist any competitor, of Company which, in any manner, would have, or is likely to have, a directly adverse effect upon Company; (b) consult, advise, counsel, or otherwise assist any Federal or State regulatory agency on any matter or in a regulatory proceeding which, in any manner, would have, or is likely to have, an adverse effect upon Company; or (c) for a period of twelve (12) months following the termination of this Agreement or the Services provided hereunder, Consultant will not, either directly or indirectly, call on, solicit, or induce any employee or officer of Company whom Consultant had contact with, knowledge of, or association with in the course of providing Services to terminate his or her employment, and will not assist any other person or entity in such a solicitation.

6.        Intellectual Property Rights.

          a. All information, data, documents, and materials provided by Company to Consultant, or acquired or learned by Consultant from Company's files, documents, employees, or representatives (including Consultants), in connection with the Services, shall remain the sole and exclusive property of Company. Consultant shall obtain no rights whatsoever, whether under applicable patent, copyright, trade secret laws or otherwise, in such information, data, documents, or materials unless specifically provided in writing by Company.

          b. Consultant shall not disclose or provide to Company any information, ideas, concepts, improvements, discoveries, inventions, or forms of expression of ideas that Consultant does not own or otherwise have the right to disclose or provide to Company. Consultant represents and warrants to Company that all information, ideas, concepts, improvements, discoveries, inventions, or forms of expression of ideas disclosed or provided to Company shall be free from third party claims of ownership and from third party intellectual property rights.

7.        INDEMNIFICATION.

          a. CONSULTANT SHALL DEFEND, PROTECT, INDEMNIFY, AND SAVE COMPANY HARMLESS FROM AND AGAINST ALL LIABILITY, CLAIMS, COSTS, EXPENSES, DEMANDS, SUITS, AND CAUSES OF ACTION OF EVERY KIND AND CHARACTER (THE "CLAIMS") MADE BY CONSULTANT AND/OR HIS CONTRACTORS OR AGENTS, ON ACCOUNT OF PERSONAL INJURIES OR DEATH OR DAMAGES TO PROPERTY IN ANYWISE INCIDENT TO OR IN CONNECTION WITH OR ARISING OUT OF (a) THE SERVICES PERFORMED HEREUNDER; (b) THIS AGREEMENT; (c) THE PRESENCE OF CONSULTANT ON COMPANY'S PREMISES; OR (d) THE ACT OR OMISSION OF CONSULTANT.

          b. COMPANY AGREES TO INDEMNIFY AND HOLD HARMLESS CONSULTANT FOR ALL CLAIMS OF ANY KIND FROM THIRD PARTIES, OTHER THAN CLAIMS RESULTING FROM CONSULTANT'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

          c. CONSULTANT'S LIABILITY TO COMPANY FOR WARRANTY, BREACH OF CONTRACT OR ANY OTHER CLAIMS OF COMPANY WILL BE LIMITED TO THE AMOUNT OF ANNUAL COMPENSATION PAID UNDER THE CONTRACT IN THE YEAR IN WHICH THE CLAIM OCCURS.


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8.        Insurance.  Consultant shall procure and maintain such insurance coverage as Company reasonably requires from time to time. The maximum coverage Company may request is $500,000.00 per occurrence, available at commercially reasonable rates.

9.        Independent Consultant.

          a. The Services performed by Consultant shall be as an independent Consultant and not as an employee. Accordingly, Consultant is not entitled to the benefits provided by Company to its employees, including, but not limited to, group insurance and participation in Company's employee benefit and pension plans.

          b. In the event Consultant (and its employees, if any) for any reason were to become eligible to participate in a Company-sponsored benefit program, Consultant hereby waives any such right to participate in the program. This waiver of any right to participate in Company-sponsored employee benefit programs represents a material component of the terms of payment agreed to by the parties. Further, Consultant is not an agent, partner, or joint venturer of Company. Consultant shall not represent self to third persons to be other than an independent Consultant of Company, nor shall Consultant permit itself to offer or agree to incur or assume any obligations or commitments in the name of Company or for Company without the prior written consent and authorization of the Company.

          c. Consultant shall be responsible for payment of all taxes arising out of the Consultant's activities under this contract, including by way of illustration but not limitation, federal and state income tax, Social Security tax, unemployment insurance taxes, and any other taxes or business license fees as required. Company will neither pay unemployment taxes on, nor withhold employment taxes from, any compensation it pays Consultant. Rather, Company will report the amounts it pays Consultant on IRS Form 1099, to the extent required to do so under applicable Internal Revenue Code provisions.

10. Notices. All notices under this Agreement by the terms shall be sent by telecopy or Certified Mail to the addresses set forth at the beginning of this Agreement.

11. Waiver. Failure of Company at any time to require performance by Consultant of any provision hereof shall in no way affect the right of Company hereafter to enforce the same. Nor shall any waiver by Company of any breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of this provision itself.

12. Applicable Law. This Agreement shall be governed by and be construed in accordance with the laws of the State of Texas, excluding applicable conflict-of-law rule(s) or principle(s).

13. Severability. The terms in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term or covenant or the application thereof to any person or circumstance shall be construed to be invalid or unenforceable, then such term shall be construed in a manner as to permit its enforceability to the fullest extent permitted by law. The remaining provisions of this Agreement shall remain in full force and effect.


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14.       Successors And Assignment. This Agreement may be assigned by Company.
Other than an assignment to a corporation or other entity through which Consultant is doing business, this Agreement shall not be subcontracted or assigned by Consultant without Company's prior written consent.

15. Termination of Consulting Arrangement. This Agreement shall terminate, and all payments under paragraph (3) shall cease, in the event any of the following occurs:

          a. Consultant has breached the provisions of paragraphs (4) or (5); or

          b. Consultant (i) is convicted of a felony; or (ii) willfully refuses without proper legal cause to perform the Services; or (iii) willfully engages in conduct that is injurious to the Company. Termination under this subparagraph shall be effective immediately upon Notice to Consultant.

16. Controlled Substances; Weapons. Consultant agrees to advise its employees, subcontractors, and agents that it is the policy of Company that: (a) The use, possession, and/or distribution of illegal or unauthorized drugs, drug related paraphernalia, or weapons on Company's premises is prohibited, and the use or possession of alcoholic beverages, except where authorized by Company's management, also is prohibited; (b) Entry onto or presence on Company's premises by any person, including Consultant, constitutes consent to Company to conduct searches, whether announced or unannounced, on Company's premises of the person and Consultant's personal effects for such prohibited items; (c) Any person who is found in violation of the policy or who refuses to permit a search may be removed and barred from Company's premises, at the discretion of Company.

17. Other Agreements/Modifications. This Agreement does not supersede Consultant's obligations described in Articles 3.1-3.7, 4.1, and 4.4 of the Employment Agreement between Company and Consultant (signed by Consultant on February 9, 1999) ("Employment Agreement"). Both parties agree that the Non-Competition Obligations in Articles 3.1-3.7 of the Employment Agreement terminate on February 5, 2001. This Agreement supersedes the remaining provisions of the Employment Agreement. In addition, this Agreement constitutes the entire agreement of the parties regarding the performance of the Services. This Agreement may not be amended, modified, superseded, canceled, renewed, or extended without a written instrument executed by both parties.

18. Advertising and Publicity. Consultant shall not use the name of Company or any of its employees in any advertising, publicity, or selling material without prior written approval of Company.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.


JOSEPH M. BOLLINGER                        EAST COAST POWER, L.L.C.

By: /s/ Joseph M. Bollinger                   By: /s/ Robert J. Licato
    ----------------------------------        ---------------------------------
      This 1st day of February, 2000          Name: Robert J. Licato
                                                  ----------------------------
                                              Title: President
                                                    ---------------------------
                                              This 1st day of February, 2000





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